Exhibit 5.1

October 4, 2006

Battle Mountain Gold Exploration Corp.
One East Liberty Street, 6th Floor, Suite 9
Reno, Nevada 89504

Dear Sirs:

Re:	Common Stock of Battle Mountain Gold Exploration Corp. Registered on Form SB-2

     We have acted as counsel to Battle Mountain Gold Exploration Corp., a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form SB-2 (the “Registration Statement”) in regards to the registration under the Securities Act of 1933, as amended, of up to 32,753,706 shares of the Company’s common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on October 4, 2006, the Company is registering for resale:

(a)	up to 11,289,353 shares of common stock issued to certain selling stockholders in connection in a private placement on April 25, 2006; up to 3,000,000 shares of common stock issued to IAMGOLD Corporation as a result of the acquisition of certain gold royalty assets from IAMGOLD Corporation; up to 1,935,000 shares of common stock issued to certain selling stockholders as consideration for the provision of certain debt facilities provided on April 25, 2006; and up to 380,000 shares of common stock issued to certain selling stockholders on April 25, 2006 in settlement of certain debts due and owing (collectively, the “Financing Shares”);

(b)	up to 11,289,353 shares of common stock which are issuable to certain selling stockholders upon exercise of certain share purchase warrants issued in connection with the private placement on April 25, 2006; and up to 380,000 shares of common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the debt settlement on April 25, 2006 (collectively, the “Warrant Shares”); and

(c)	up to 4,480,000 shares of common stock which may be issued upon conversion of a debenture in the principal amount of $2,000,000, and accrued interest (the “Debenture Shares”).

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i)	the Financing Shares were duly and validly authorized and issued, fully paid and non- assessable;

(ii)	the Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

(iii)	the Debenture Shares have been duly authorized and, if and when issued upon the conversion of the debenture in accordance with its terms, will be duly and validly authorized and issued, fully paid and non-assessable.

     We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP